Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES BOSTON HOUSTON DALLAS FORT WORTH AUSTIN	FIRM and AFFILIATE OFFICES www.duanemorris.com	HANOI HO CHI MINH CITY SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NORTH JERSEY LAS VEGAS SOUTH JERSEY LAKE TAHOE MYANMAR ALLIANCES IN MEXICO

February 19, 2025

Office Properties Income Trust
Two Newton Place
255 Washington Street, Suite 300

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Maryland counsel to Office Properties Income Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the preparation of a registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof, for the registration of the resale of 5,700,900 of the Company’s common shares of beneficial interest, par value $.01 per share (the “Shares”), to be sold from time to time by the shareholders of the Company (the “Selling Shareholders”) named under the caption “Selling Shareholders” in the Prospectus contained in the above referenced Registration Statement (the “Prospectus”). The Shares are covered by the above referenced Registration Statement, and were issued to the Selling Shareholders pursuant to the terms of that certain Exchange Agreement dated November 24, 2024 (the “Exchange Agreement”) among the Company and the Selling Shareholders.

For purposes of rendering this opinion letter, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

1.	the Registration Statement;

2.	the Prospectus;

3.	the Exchange Agreement;

4.             certified copies of (i) the articles of amendment and restatement of the Company filed with the Maryland State Department of Assessments and Taxation (“SDAT”) on June 5, 2009 and effective as of June 8, 2009, (ii) the articles of amendment of the Company filed with SDAT on December 30, 2009, (iii) the articles of amendment of the Company filed with SDAT on July 20, 2011, (iv) the articles of amendment of the Company filed with SDAT on July 24, 2014, (v) the certificate of correction of the Company filed with SDAT on August 1, 2014, (vi) the articles of amendment of the Company filed with SDAT on June 28, 2017, (vii) the articles of amendment of the Company filed with SDAT on December 20, 2018, (viii) the articles of amendment of the Company filed with SDAT on December 31, 2018 and effective as of 5:00 p.m. Eastern Time on such date, (ix) the articles of amendment of the Company filed with SDAT December 31, 2018 and effective as of 5:01 p.m. Eastern Time on such date, and (x) the articles of amendment of the Company filed with SDAT on May 27, 2020 (items (i)–(x) collectively, the “OPI Charter”);

Duane Morris llp
1201 wills street, suite 330, baltimore md 21231	PHONE: +1 410 949 2900 FAX: +1 410 949 2901

Office Properties Income Trust

February 19, 2025

5.             a certified copy of the Third Amended and Restated Bylaws of the Company dated as of June 13, 2024 (the “OPI Bylaws”; together with the OPI Charter, the “OPI Organizational Documents”);

6.             a copy of the resolutions adopted by the board of trustees of the Company, or a duly authorized committee of the board of trustees of the Company, relating to, among other things, (i) the authorization of the issuance of the Shares, and (ii) the authorization of the Company’s execution and delivery of the Exchange Agreement and its performance thereunder (the “Resolutions”);

7.             an officer’s certificate of the Company as to, among other things, the authenticity and completeness of the OPI Organizational Documents, the Resolutions, and other matters that we have deemed necessary and appropriate; and

8.             a certificate of status of the Company from SDAT dated February 4, 2025 (the “Good Standing Certificate”).

The documents referenced above in items 1 through 3 are referred to herein as the “Transaction Documents”.

We have also examined such other certificates of public officials, such other certificates of officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. Other than the foregoing and the documents listed in items 1 through 8 above, we have not reviewed any other documents. In particular, we have not reviewed any documents relating to the transactions contemplated by the Transaction Documents (the “Transactions”), other than the Transaction Documents themselves, nor have we reviewed any document that is referred to in or incorporated by reference into the Transaction Documents. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects, and we have no reason to believe that the same are not true, complete and accurate in all material respects.

Office Properties Income Trust

February 19, 2025

In such examination, we have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of all natural persons; (iii) the authenticity and completeness of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents; (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects; (vi) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vii) that the conduct of the parties has complied with the requirements of good faith, fair dealing and conscionability; (viii) that the representations, warranties, statements and information contained in the Transaction Documents and the Good Standing Certificates or other comparable documents from public officials dated prior to the date hereof are complete and accurate as of the date hereof; (ix) that all persons executing the Transaction Documents on behalf of any party (other than the Company) are duly authorized; (x) that each of the parties (other than the Company) has duly and validly executed and delivered the Transaction Documents and the party’s obligations are valid and legally binding obligations enforceable in accordance with the terms thereof; (xi) that the Transaction Documents accurately reflect the complete understanding of the parties with respect to the Transactions and the rights and obligations of the parties thereunder; and (xii) that the Shares were not issued and have not been transferred in violation of the restrictions on ownership and transfer set forth in Article VII of the OPI Charter or Article X of the OPI Bylaws.

As to all questions of fact material to these opinions, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Transaction Documents and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof. Except as expressly set forth in this opinion letter, we have not undertaken any independent investigation, examination or inquiry to confirm or determine the existence or absence of facts, searched the books or records of the Company, searched any internal files, court files, public records, or other information, collected or examined or reviewed any communications, instruments, agreements, documents, financial statements or tax filings, minutes, records or liens.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.             The Company is a real estate investment trust that is validly existing and in good standing under the laws of the State of Maryland.

2.             The issuance of the Shares has been duly authorized and the Shares are validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state or jurisdiction. In delivering our opinion in paragraph 1 hereof regarding the valid existence and good standing of the Company, we have relied solely upon the Good Standing Certificate, and such opinion is limited to the date and meaning ascribed to such terms in such Good Standing Certificate by the respective public official that issued such Good Standing Certificate.

Office Properties Income Trust

February 19, 2025

We express no opinion on the enforceability of the Transaction Documents.

We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of Maryland, or federal or state laws regarding fraudulent transfers or any laws, ordinances, zoning restrictions, rules or regulations of any city, county or other municipality or any other local governmental agency, whether in the State of Maryland or any other jurisdiction.

The opinions expressed herein are rendered only as of the date hereof and are based on existing law, which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement to be filed by the Company on or about the date hereof, and to the reference to our firm under the caption “Legal Matters” in the Prospectus. By giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the 1933 Act or within the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Duane Morris LLP